Exhibit (d)(iii)

April 1, 2009

Financial Investors Variable Insurance Trust

Board of Trustees

1290 Broadway, Suite 1100

Denver, CO 80203

Re:          Financial Investors Variable Insurance Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), between the undersigned parties ALPS Advisers, Inc. (“ALPS”) and Ibbotson Associates, Inc. (“Ibbotson”), with the Trust, pursuant to which ALPS and Ibbotson each waive certain fees that such entity is entitled to receive from the following portfolios of the Trust: Ibbotson Conservative ETF Asset Allocation Portfolio; Ibbotson Income and Growth ETF Asset Allocation Portfolio; Ibbotson Balanced ETF Asset Allocation Portfolio; Ibbotson Growth ETF Asset Allocation Portfolio; and Ibbotson Aggressive Growth ETF Asset Allocation Portfolio (collectively, the “Portfolios”).

The parties hereby agree that ALPS and Ibbotson shall reimburse, equally 50% each, Portfolio expenses and/or waive a portion of the investment advisory, sub-advisory, and other fees that ALPS and/or Ibbotson is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A), after such expense reimbursement and/or fee waiver (excluding extraordinary expenses), does not exceed the levels set forth below:

Portfolio	Class I	Class II
Ibbotson Conservative ETF Asset Allocation Portfolio	48bp	73bp
Ibbotson Income and Growth ETF Asset Allocation Portfolio	48bp	73bp
Ibbotson Balanced ETF Asset Allocation Portfolio	48bp	73bp
Ibbotson Growth ETF Asset Allocation Portfolio	48bp	73bp
Ibbotson Aggressive Growth ETF Asset Allocation Portfolio	48bp	73bp

ALPS and Ibbotson acknowledge that neither party will be entitled to collect on or make a claim for waived fees at any time in the future.

ALPS and Ibbotson agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on May 1, 2009, and shall continue through April 30, 2010.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter

Title: President

IBBOTSON ASSOCIATES, INC.

By:	/s/ Peng Chen

Title: President